EXHIBIT 11
                                ----------

              PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
                  FOR FISCAL YEAR ENDED DECEMBER 31, 1997

                     COMPUTATION OF EARNINGS PER SHARE


                                           Year Ended December 31,
                                      1997           1996           1995
                                  ------------------------------------------
BASIC EARNINGS PER SHARE
------------------------
EARNINGS:
Net income                        $8,605,000     $7,651,000     $6,050,000

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares
 outstanding                       3,473,158      3,437,790      3,481,176
                                  ----------     ----------     ----------

    BASIC EARNINGS PER SHARE           $2.48          $2.23          $1.74
                                  ==========     ==========     ==========
DILUTED EARNINGS PER SHARE
--------------------------
EARNINGS:

Net income                        $8,605,000     $7,651,000     $6,050,000

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares
 outstanding                       3,473,158      3,437,790      3,481,176
Net effect of the assumed
 exercise of stock options based
 on the treasury stock method        110,188         43,002         17,779
                                  ----------     ----------     ----------
    Total                          3,583,346      3,480,792      3,498,955

    DILUTED EARNINGS PER SHARE         $2.40          $2.20          $1.73
                                  ==========     ==========     ==========